Exhibit 99

FOR IMMEDIATE RELEASE

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Lindsay Hatton
	Joan R. Riley	FD Morgen-Walke
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2003 THIRD QUARTER AND NINE MONTHS RESULTS

•                  Record third quarter sales of $25.2 million, a 17% increase from last year

•                  Third quarter EPS of $0.20, meeting Company’s expectations

•                  Record third quarter backlog of $14.7 million

•                  International sales for the quarter increased 56% to $3.6 million

•                  Fourth quarter earnings guidance: $0.50 to $0.55 per diluted share

CHICAGO, IL, April 23, 2003 -- Quixote Corporation (Nasdaq: QUIX) today reported results for its third quarter and nine months ended March 31, 2003.

Net sales for the third quarter of fiscal 2003 were $25,205,000, compared with $21,507,000 in the third quarter of fiscal 2002.  Operating profit increased 125% to $2,537,000, compared with $1,126,000 in the third quarter of fiscal 2002.  Net earnings for the third quarter were $1,558,000, or $0.20 per diluted share, compared with $569,000, or $0.07 per diluted share, in the same period last year.

Net sales for the first nine months of fiscal 2003 were $75,472,000, compared with $62,279,000 in the first nine months of fiscal 2002.  Operating profit was $7,979,000, compared with $3,612,000 in the first nine months of fiscal 2002.  Net earnings were $4,889,000, or $0.61 per diluted share, compared with $2,445,000, or $0.30 per diluted share, for the same period last year.

Leslie J. Jezuit, Chairman and Chief Executive Officer,commented, “Quixote’s record sales during the third quarter were driven by strong top-line performance in both our Protect and Direct Group and our Inform Group.  Protect and Direct Group sales improved 10% as a result of strong sales of our truck-mounted attenuator products and permanent crash cushions, including our QuadGuard® product line.  Inform Group sales increased by 40% as a result of strong sales of our advanced sensing and weather information products.  We are also pleased to report that international sales grew by 56% in the third quarter to $3.6 million, with particularly strong performance from our

Triton Barrier®  product line.  This increase in international sales is an encouraging indication that many of our products are continuing to gain visibility and acceptance overseas, while maintaining their positive momentum in domestic markets.”

Mr. Jezuit continued, “We were particularly pleased with our solid operating cash flow of over $9.5 million for the fiscal year to date and our continued strong balance sheet.  Looking forward to the coming quarter, we began the month of April with a record backlog of $14.7 million, versus $13.7 million in the same quarter last year.  We believe that this growing backlog is evidence of the strong demand that continues to exist for our diverse, high-quality product offerings.”

Mr. Jezuit concluded, “While we continue to see a high level of interest in Quixote’s unique transportation safety solutions, we must remain cautious due to unpredictable state budgetary spending decisions.  Based on current market conditions, we expect fourth quarter earnings to be in the range of $0.50 to $0.55 per diluted share.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m. EST today, April 23, 2003, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote

Transportation Safety, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, electronic variable message signs, flexible post delineators and other highway safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-Q for its second quarter ended December 31, 2002, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Quixote Corporation

Earnings Summary

	Three Months Ended March 31,		Nine months ended March 31,
	2003	2002	2003	2002

Net sales	$25,205,000	$21,507,000	$75,472,000	$62,279,000
Cost of sales	15,156,000	13,899,000	44,964,000	40,019,000

Gross profit	10,049,000	7,608,000	30,508,000	22,260,000

Operating expenses:
Selling & administrative	6,877,000	5,815,000	20,986,000	17,087,000
Research & development	635,000	667,000	1,543,000	1,561,000
	7,512,000	6,482,000	22,529,000	18,648,000

Operating profit	2,537,000	1,126,000	7,979,000	3,612,000

Other income (expense):
Interest income	11,000	2,000	66,000	27,000
Interest expense	(187,000)	(240,000)	(637,000)	(949,000)
Other				830,000
	(176,000)	(238,000)	(571,000)	(92,000)

Earnings before income taxes	2,361,000	888,000	7,408,000	3,520,000
Provision for income taxes	803,000	319,000	2,519,000	1,267,000

Earnings from continuing operations	1,558,000	569,000	4,889,000	2,253,000

Earnings from discontinued operations, net of income taxes				192,000

Net earnings	$1,558,000	$569,000	$4,889,000	$2,445,000

Per share data - basic:
Earnings from continuing operations	$0.20	$0.07	$0.63	$0.29
Net earnings	$0.20	$0.07	$0.63	$0.32
Average common shares outstanding	7,738,268	7,744,173	7,793,082	7,651,754

Per share data - diluted:
Earnings from continuing operations	$0.20	$0.07	$0.61	$0.28
Net earnings	$0.20	$0.07	$0.61	$0.30
Average diluted common shares outstanding	7,927,684	8,035,561	7,990,722	8,132,445

Quixote Corporation

Balance Sheet

	As of March 31,	As of June 30,
	2003	2002
Assets
Current assets
Cash and cash equivalents	$897,000	$1,798,000
Accounts receivable, net	23,640,000	24,448,000
Inventories, net	11,841,000	11,890,000
Other current assets	4,521,000	4,958,000
	40,899,000	43,094,000

Property, plant and equipment, net	21,680,000	21,959,000
Intangible assets and other, net	35,001,000	34,991,000
	$97,580,000	$100,044,000

Liabilities and Shareholders’ Equity
Current liabilities	$11,982,000	$12,171,000
Long-term debt, net	20,934,000	24,772,000
Other long-term liabilities	3,956,000	3,875,000
Shareholder’s equity	60,708,000	59,226,000
	$97,580,000	$100,044,000